UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF

1934

Date of Report (Date of earliest event reported):  February 17, 2017

Monogram Residential Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36750	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5800 Granite Parkway, Suite 1000 Plano, Texas 75024
(Address of principal executive offices)
(Zip Code)

(469) 250-5500
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On February 10, 2017, Monogram Residential Trust, Inc. (the “Company”) and Behringer Harvard Multifamily Advisors I, LLC (“Behringer”) agreed to settle claims asserted in litigation pending before the District Court of Dallas County, Texas (the “District Court”) relating to the payment of certain fees (the “Disputed Fees”) under the terms of agreements entered into with Behringer in July 2013 and June 2014 in connection with the Company’s transition to a self-managed company (the “Self-Management Transition Agreements”).  Behringer made claims for damages to recover approximately $4.3 million in debt financing fees purportedly owed to it relating to the Company’s existing revolving credit facility as well as certain property-level debt financing arrangements.  The Company made a counterclaim seeking approximately $1.5 million in refunds for development fees previously paid by the Company to Behringer in connection with the acquisition of Shady Grove. The complaint and subsequent litigation are described in more detail in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the Securities and Exchange Commission (“SEC”) on November 4, 2016.

Under the terms of the settlement agreement, the Company has agreed to pay Behringer approximately $1.6 million in consideration for the settlement of the litigation relating to the Disputed Fees in the District Court and a full release by both parties from all claims relating to the Disputed Fees in the Self-Management Transition Agreements.  The settlement does not address ongoing litigation over the terms of the Company’s outstanding preferred stock, $0.0001 par value per share, classified as Series A non-participating, voting, cumulative, convertible 7.0% preferred stock (the “Series A Preferred Stock”).

The Company and an affiliate of Behringer (the “Behringer Preferred Stockholder”), the sole holder of the Series A Preferred Stock, disagree on the timing of the start and end of the “Measurement Period,” as such term is used in the Company’s charter (the “Charter”), necessary to establish the appropriate conversion terms, including the conversion rate, of the Series A Preferred Stock.  To address the disagreement, on December 14, 2015, the Company’s board of directors (the “Board”) formed a special determination committee (the “Determination Committee”) to determine the timing of the start and end of the Measurement Period.  As reported in the Company’s Form 8-K filed with the SEC on October 3, 2016, the Determination Committee made and the Board approved the determination that the Measurement Period for the conversion of Series A Preferred Stock into shares of the Company’s common stock in connection with a Listing (as defined in the Charter) begins on January 2, 2017 and ends on February 13, 2017.

On September 30, 2016, the Company filed a complaint and a motion for summary judgment in the Circuit Court for Baltimore City, Maryland (the “Circuit Court”) against Behringer Harvard Holdings, LLC (“BHH”) and the Behringer Preferred Stockholder, seeking a judicial declaration that, among other things, the determination approved and adopted by the Board regarding the Measurement Period is, pursuant to the terms of Section 7.5 of the Charter, valid, final, conclusive and binding upon the Company and every stockholder, including the Behringer Preferred Stockholder.  Later that same day, Behringer filed a supplement to its complaint in the District Court in Texas seeking a contrary declaration.  Subsequently, BHH and the Behringer Preferred Stockholder filed a motion to dismiss the Company’s complaint, which was denied by the Circuit Court on January 10, 2017.  On February 8, 2017, the Circuit Court ordered BHH and the Behringer Preferred Stockholder to respond to the Company’s pending motion for summary judgment to address whether Section 5.4 of the Charter, which concerns the Measurement Period, is unambiguous and, therefore, dispositive of the dispute. The order established a deadline for BHH and the Behringer Preferred Stockholder’s opposition and for any reply for the Company in support of its position.  A hearing on the motion has been scheduled for March 13, 2017. At this time, the Company is unable to predict the outcome or timing of the Circuit Court’s ruling on the Company’s judicial declaration request and no assurances can be given with respect to the outcome of the declaration the Company is seeking from the Circuit Court.

As a result of the Board’s prior determinations and based on the trading price of the Company’s common stock during the Measurement Period, all outstanding shares of Series A Preferred Stock were cancelled on February 13, 2017 without further consideration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOGRAM RESIDENTIAL TRUST, INC.

Date: February 17, 2017	by:	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Senior Vice President, General Counsel and Secretary